Exhibit 5.1

Legal Opinion and Consent of Counsel

THE O'NEAL LAW FIRM, P.C.
14835 East Shea Boulevard
Suite 103, PMB 494
Fountain Hills, Arizona 85268
480-812-5058
480-816-9241 (fax)

OPINION OF COUNSEL AND CONSENT OF COUNSEL

TO: Board of Directors
American Metal  & Technology, Inc.

RE: Registration Statement on Form SB-2

Gentlemen:

As counsel to American Metal  & Technology, Inc., a Delaware corporation (the "Company"), we have participated in the preparation of the Company's Registration Statement on Form SB-2 filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, relating to the registration of 426, 104,020 shares of the Company's $0.001 par value common stock. As counsel to the Company, we have examined such corporate records, certificates and other documents of the Company, and made inquiries of such officers of the Company, as we have deemed necessary or appropriate for purposes of this opinion. We have also examined the applicable laws of the State of Delaware, provisions of the Delaware Constitution, and reported judicial decisions interpreting such laws. Based upon such examinations, we are of the opinion that the shares of the Company's common stock to be offered pursuant to the Registration Statement  are validly issued, fully paid and non-assessable shares of the shares of the common stock of the Company.

We hereby consent to the inclusion of this Opinion as an exhibit to the Registration Statement on Form SB-2 filed by the Company and the reference to our firm contained therein under "Interest of Named Experts and Counsel".

Sincerely,

/s/ THE O'NEAL LAW FIRM, P.C.

Fountain Hills, Arizona

                DATED:September 27, 2007